Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS REFLECTING
 IMPROVED PROFITABILITY ON LOWER REVENUES

CLEARWATER, FLORIDA, August 8, 2007 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenues and earnings for its first fiscal quarter ended June 30, 2007.

Revenues were $9.7 million, a decrease of $1.0 million or 9% from the revenues reported in the same quarter last year. Net income for the first fiscal quarter ended June 30, 2007 was $483 thousand compared with net income of $20 thousand for the fiscal quarter ended June 30, 2006. Diluted net income is $.08 per share for the current quarter compared with diluted net income of $.00 per share for the same quarter last year.

Orders for the first quarter were $9.4 million, an increase of $1.6 million over the first quarter of fiscal 2007.  Military orders were $3.1 million, an increase of $1.9 million over the first quarter of the previous year and Commercial orders were $6.3 million, a decrease of $.3 million from the first quarter of the prior year. Orders received from room air conditioner customers decreased $1.6 million from the first quarter of last year.

Owen Farren, President & CEO said, “The first quarter results are due to higher revenues than we had planned on and reflect the progress that we have made in the first quarter on the previously reported cost and efficiency operational initiatives. Our systems enhancements and newly developed processes have improved the quality and responsiveness of our business decisions and allowed the Company to operate more efficiently during the quarter despite the 12% reduction in force that took place at the end of March. While we have made many operational changes, we are steadfastly pursuing our long term strategies and we continue to vigorously defend our patented intellectual property for the room air conditioner market”

Farren continued, “The increase in military bookings announced over the past two quarters and the quicker delivery requirements sought by our military customers resulted in the 41% growth in military revenues during the current quarter compared with the first quarter of fiscal 2007. The 6% increase in gross profit percentage from 23% in fiscal 2007 to 29% in the current quarter is primarily due to product mix and TRC’s decision to focus on its efforts on developing more value added and profitable business with our customers that create greater shareholder value.”

Mr. Farren concluded, “As part of our focus on improving shareholder value, we have undertaken initiatives to improve asset management. To this end, both inventory turns and our days sales outstanding have improved in the first quarter compared with the fourth quarter of fiscal 2007. TRC has also paid down $1.0 million of debt in the first quarter leaving $2.0 million of remaining debt. The Company’s balance sheet remains strong.”

The first quarter dividend of $.02 per share was paid on July 20, 2007 to shareholders of record on June 29, 2007.

************

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended June 30,
	2007	2006
Operating revenues:
Commercial	$5,905	7,953
Military	3,753	2,662
	9,658	10,615
Operating expenses:
Cost of sales	6,818	8,186
Selling, general and administrative	1,722	1,879
Research, development and engineering	432	486
	8,972	10,551
Operating income	686	64
Interest and sundry income (expense)	(1)	(38)
Income before income taxes	685	26
Income tax expense	202	6
Net income	$483	20

Net income per common share:
Basic	$0.08	0.00
Diluted	$0.08	0.00

Weighted average number of common shares outstanding:
Basic	5,888,828	5,873,408
Diluted	5,910,953	5,927,372

Dividends paid	$.020	.015

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
ASSETS	2007	2007
Current assets:
Cash and cash equivalents	$2,751	3,471
Short-term investments	3	498
Accounts receivable, net	6,891	6,950
Other receivables-current	900	884
Inventories	8,912	9,294
Prepaid expenses and other current assets	375	351
Deferred income taxes	1,033	999
Total current assets	20,865	22,447

Property, plant and equipment	14,965	14,884
Less accumulated depreciation	10,789	10,472
Net property, plant and equipment	4,176	4,412

Other Receivables-Long term	850	850
Intangible Assets (net)	507	523
Other assets	48	47
	$26,446	28,279

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	1,000
Trade accounts payable	2,829	3,027
Accrued expenses	1,232	1,409
Dividends payable	133	133
Income taxes payable	8	846
Total current liabilities	4,202	6,415
Long-term debt, less current portion	2,000	2,000
Deferred income taxes	119	139
Total liabilities	6,321	8,554

Stockholders' equity:
Common stock	3,014	3,014
Additional paid-in capital	9,321	9,287
Retained earnings	7,830	7,464
Treasury stock, 21,500 shares at cost	(40)	(40)
Total stockholders' equity	20,125	19,725
	$26,446	28,279

* The condensed consolidated balance sheet is derived from the Company’s audited balance sheet as of that date.

#     #     #